Exhibit 99.1

NovaCopper Announces Positive Preliminary Economic Assessment for the Arctic Open-Pit Polymetallic Project

•	Estimated pre-tax NPV8% of $928 million and 23% IRR for the Project at base case long term metal prices

TSX, NYSE-MKT
Symbol: NCQ

VANCOUVER, July 30, 2013 /CNW/ - NovaCopper Inc. (TSX, NYSE-MKT: NCQ) ("NovaCopper" or the "Company") is pleased to announce the positive results of its independent National Instrument 43-101-compliant Preliminary Economic Assessment ("PEA") for its Arctic Copper-Zinc-Lead-Silver-Gold Project (the "Project") in the Ambler mining district of Northwestern Alaska. The PEA was prepared by Tetra Tech of Vancouver, Canada and the full technical report will be filed on SEDAR and EDGAR within 45 days of this news release. The PEA describes the potential technical and economic viability of establishing a conventional open-pit copper-zinc-lead-silver-gold mine-and-mill complex for the Project. The base case scenario utilizes long-term metal prices of $2.90/lb for copper, $0.85/lb for zinc, $0.90/lb for lead, $22.70/oz for silver and $1,300/oz for gold. The PEA was prepared on a 100% ownership basis and all amounts are stated in U.S. dollars unless otherwise noted.

Highlights of the PEA study are as follows:

•	Initial capital expenditure of $717.7 million and sustaining capital of $164.4 for total estimated capital expenditures of $882.1 million over the estimated 12-year mine life. In addition, closure and reclamation costs are estimated at $81.6 million.
•	Pre-tax Net Present Value (NPV)8% of $927.7 million calculated at the beginning of the two-year construction period and an Internal Rate of Return ("IRR") of 22.8% for the base case.
•	After-tax NPV8% of $537.2 million and after-tax IRR of 17.9% for the base case.
•	Estimated, pre-tax, payback of initial capital in 4.6 years and 5.0 years after-tax.
•	Minimum 12-year mine life supporting a maximum 10,000 tonne-per-day conventional grinding mill-and-flotation circuit to produce copper, zinc and lead concentrates containing significant gold and silver by-products.
•	Life of mine strip ratio of 8.39 to 1.
•	Average annual payable production projected to be 125 million pounds of copper, 152 million pounds of zinc, 24 million pounds of lead, 29,000 ounces of gold and 2.5 million ounces of silver for life of mine. On a copper equivalent basis, equates to 210 million pounds of copper per year.
•	A capital intensity ratio on initial capital of $6,995 per tonne of average annual copper produced.
•	Estimated cash costs of $0.62/lb of payable copper (C1 cash costs include on-site mining and processing costs, road tolls, transport, royalties and is net of by-product credits).
•	Total "all-in" cash costs (initial/sustaining capital, operating, transportation, treatment and refining charges, road toll, and by-product metal credits) estimated at $1.26/lb of payable copper.
•	Economic indicators justify moving forward with a pre-feasibility study.

The PEA should not be considered to be a pre-feasibility or feasibility study, as the economics and technical viability of the Project has not been demonstrated at this time. The PEA is preliminary in nature and includes Inferred Mineral Resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as Mineral Reserves. Furthermore, there is no certainty that the PEA will be realized.

NovaCopper will host a conference call on Tuesday, July 30, 2013 at 8:00am (Pacific Time) or 11:00am (Eastern Time) to discuss these results. Call-in information is provided at the end of this news release.

"The results of the PEA show that the Arctic Deposit has positive economics even in today's low metal price environment.  The Project has excellent margins with annual average payable production of approximately 125 million pounds of copper at an average cash cost of $0.62 per pound of copper net of by-product credits.  On that basis, once in production as contemplated by the PEA, Arctic would be in the lowest quartile among copper producers in terms of cash costs." said Rick Van Nieuwenhuyse, NovaCopper's President and Chief Executive Officer. "While the economics of the Project are positive, I believe that some of the Project parameters, such as metallurgical recoveries, capital and operating costs, can be improved, and we will continue to focus on these aspects going forward. We are looking forward to working with the Alaska Industrial Development Export Authority ("AIDEA") to advance the Arctic Project and bring significant economic benefits to the people of the Northwest Arctic Borough and the people of Alaska. AIDEA is the lead proponent for the permitting, financing and construction of an industrial access road to the Ambler mining district and the completion of this PEA provides further impetus for AIDEA to move forward on the permitting and construction of the Ambler access road."

"The Arctic Project is advancing at a time of ever increasing resource nationalism, particularly prevalent in major copper producing regions in the world," added Mr. Van Nieuwenhuyse. "I believe that NovaCopper's time-tested relationship with Alaska's major stakeholders in the Project, the Native Corporations as well as the Government of Alaska, will serve as a sound foundation for a stable long-term economic development in this important region."

Preliminary Economic Assessment - Mining and Processing:

The PEA is based on a conventional truck-and-shovel, open-pit mine design at a single pit with milling and sulphide concentration resulting in the production of copper, zinc and lead concentrates.  Based on the preliminary metallurgical work on the sulphide mineralization, the average recoveries are projected to be 87.1% for copper, 86.8% for zinc, 74.0% for lead, 80.4% for silver and 64.7% for gold. The mineralized material at the Project will be processed through conventional milling and flotation for an estimated mine life of 12 years. The PEA contemplates the metallurgical flow sheet to consist of a conventional mill with a talc pre-float followed by a bulk copper-lead flotation and zinc flotation followed by a separation of the copper and lead. Most of the precious metals will report to the copper and lead concentrates.  Total processing is based on a 10,000 tonne-per-day operation. Key parameters and assumptions used for the PEA study are discussed below and summarized in Tables 1 through 3 on the following pages.

Table 1 - Mining rates and volumes of mined material

Type of Mining	Total Years	Avg Tonnes/yr (000's)	Avg Tonnes/day	Total Tonnes (000's)
Open-pit mineralized material (Years 0 - 12)	12	2,973	8,146	35,681
Open-pit waste (Years 0 - 12)	12	24,946	68,346	299,354

	Total material mined			335,036
	Average strip ratio for the life of mine			8.39:1

Table 2 - Projected payable metal production

Metal	Total Payable Production		Average Annual Production Life of Mine
	lbs (000's)	Tonnes	lbs (000's)	Tonnes
Copper	1,500,678	680,696	125,056	56,725
Zinc	1,821,895	826,398	151,825	68,866
Lead	289,246	131,200	24,104	10,933
	Ounces		Ounces
Silver	30,491,812		2,540,984
Gold	349,094		29,091

Table 3 - Base case head grades, recoveries, metal prices, and other data

Head Grades
Copper	%	2.28
Zinc	%	3.13
Lead	%	0.53
Silver	g/t	36.91
Gold	g/t	0.50
Metal Recoveries
To Copper Concentrate
- Copper	%	87.1
- Silver	%	40.2
- Gold	%	57.9
To Zinc Concentrate
- Zinc	%	86.8
To Lead Concentrate
- Lead	%	74.0
- Silver	%	40.2
- Gold	%	6.8
Payables
Payable Copper	%	96.55
Payable Zinc	%	85.71
Payable Lead	%	94.00
Payable Silver	%	90
Payable Gold	%	95

Table 3 Continued - Base case head grades, recoveries, metal prices, and other data

Concentrate grades - Copper
Copper	%	29.0
Silver	g/t	217
Gold	g/t	4.2
Concentrate grades - Zinc
Zinc	%	56.0
Concentrate grades - Lead
Lead	%	50.0
Silver	g/t	1,887
Gold	g/t	4.3
Metal Prices
Copper	$/lb	2.90
Zinc	$/lb	0.85
Lead	$/lb	0.90
Silver	$/oz	22.70
Gold	$/oz	1,300
Other Parameters
Life of mine	Years	12
Fuel price	$/l	1.182
Electrical power - diesel generators	$/kWhr	0.322
NANA NSR	% Net Revenues	1.0

Preliminary Economic Assessment - Project Economics:

The results of a discounted cash flow analysis for the Project are presented in Table 4 below. NPV, IRR and payback values are estimated for both pre-tax and after-tax scenarios. The base case scenario utilizes the long-term metals prices outlined in Table 3 and a discount rate of 8%. IRR and NPV values are calculated for a range of copper prices from $2.50 to $3.50.

Under the Exploration Agreement and Option to Lease ("NANA Agreement") between NovaCopper and NANA Regional Corporation, Inc. ("NANA"), NANA has the right, following a construction decision, to elect to purchase a 16% to 25% direct interest in the Project or, alternatively, to receive a 15% Net Proceeds Royalty ("NPR").  This PEA was carried out on a 100% ownership basis and does not include the impact on NovaCopper if NANA elects to purchase an interest in the Project under the NANA Agreement or, alternatively, the impact on NovaCopper and the Project if the NPR becomes applicable.  The PEA does include the 1.0% Net Smelter Royalty ("NSR") to be granted to NANA under the NANA Agreement in exchange for a surface use agreement. Additional information on the NANA Agreement is included in NovaCopper's 2012 Annual Report on Form 10-K, which contains a detailed discussion of the NANA Agreement, and is available on SEDAR and EDGAR.

Table 4 - Pre-tax discounted cash flow estimates for varying copper prices

Pre-Tax NPV* ($ million)		Copper Price ($/lb)
		2.50	2.75	Base Case 2.90	3.25	3.50
Discount rates	5%	963.1	1,206.7	1,352.9	1,694.0	1,937.7
	Base Case 8%	618.9	811.9	927.7	1,198.0	1,391.0
	10%	443.7	610.2	710.1	943.2	1,109.7

IRR	%	18.5	21.2	22.8	26.3	28.7
Payback	Years	5.1	4.8	4.6	4.3	4.1

*Assumes base case metals prices of $0.85/lb zinc, $0.90/lb lead, $22.70/oz silver and $1,300/oz gold

Table 4 Continued - After-tax discounted cash flow estimates for varying copper prices

After-Tax NPV* ($ million)		Copper Price ($/lb)
		2.50	2.75	Base Case 2.90	3.25	3.50
Discount Rates	5%	562.2	738.5	844.2	1,083.5	1,246.1
	Base Case 8%	312.4	453.0	537.2	727.6	857.3
	10%	186.0	307.7	380.6	545.4	657.8

IRR	%	14.0	16.5	17.9	20.9	22.9
Payback	Years	5.6	5.2	5.0	4.6	4.4

*Assumes base case metals prices of $0.85/lb zinc, $0.90/lb lead, $22.70/oz silver and $1,300/oz gold

As seen in Table 5, average life of mine cash costs for the Project, which include on-site operating costs, treatment and refinement charges, transportation, road toll charges, royalties and by-product credits (zinc, lead, silver and gold), are estimated to be $0.62/lb of payable copper. If the total capital costs (initial plus sustaining and closure costs) of $963.7 million are included, then the total "all-in" cash cost is estimated to be $1.26/lb of payable copper.

Table 5 - Summary of estimated cash costs

Cash Costs ($/lb Cu payable)	Average Life of Mine
C1 (delivered metal - net of by-product credits)	0.62
Total Cash Costs (opex, TC/RCs, capex, sustaining capex, closure)	1.26

This PEA was developed on the basis of up-to-date macro-economic and technical assumptions related to the Arctic Project and supersedes the previous PEA completed in 2011.

Capital Costs

The PEA estimates the initial development capital expenditure at $717.7 million during the proposed two-year construction period. With sustaining (deferred and working) capital over the life of the mine estimated at $164.4 million, the expected total capital investment is expected to be $882.1 million over the estimated 12-year mine life. In addition, closure costs are estimated to be $81.6 million. All estimates, which are shown in Table 6, are based on budget quotations and Tetra Tech's database/experience with similar projects and are not definitive estimates based on vendor quotations.

Table 6 - Capital estimate summary

Initial Capital Estimate ($ million)
Overall Site	82.5
Open Pit Mining	119.7
Mineralized Material Handling	17.4
Process Plant	122.2
Tailings and Water Management	21.0
On Site Infrastructure	49.1
Airstrip	14.2
External Access Roads	27.2
Temporary Services	23.1
Subtotal	476.4
Indirect Costs	130.9
Owner's Costs	18.6
Contingency	91.9
Initial development capital	717.7
Sustaining Capital Estimate ($ million)
Mining Equipment	45.6
Tailings	112.8
Other Equipment	6.0
Total sustaining capital	164.4
Total capital expenditure for the life of mine	882.1
•	Rounding as required by reporting guidelines may result in apparent summation differences

Infrastructure

The Arctic Project will require 15 MW of peak load for 10,000 tonne-per-day operation demand.  Power will be generated by five self-contained 3.6 MW prime diesel generators.  Four units will be in service with the fifth unit reserved for maintenance.  Onsite power costs using diesel are estimated to be $0.322/kWh, assuming a diesel price of $1.182/l.

There is currently no developed surface access to the Project area.  Access to the Project is proposed to be via a road approximately 340 km (211 miles) long, extending west from the Dalton Highway where it would connect with the proposed Project area.  Although the capital costs of the road are not yet known, NovaCopper has been in discussions with ADIEA. The working assumption in this PEA study is that AIDEA would arrange financing in the form of a public-private partnership to construct and arrange for the construction and maintenance of the access road. AIDEA would charge a toll to multiple mining and industrial users (including NovaCopper's Arctic Project) in order to pay back the costs of financing the AMDIAR. This model is very similar to what AIDEA undertook when the Red Dog Road and Port facilities were constructed during the 1980s. The amount paid in tolls by any user will be affected by the cost of the road, its financing structure, and the number of mines that would use the AMDIAR to ship concentrates to a port in Alaska.  For the purposes of this PEA study it has been assumed that a toll would be paid based on a $150-million 30-year bond at a 5% interest rate, which would result in the Arctic Open Pit Project paying approximately $9.7 million each year for its 12-year mine life. The toll payments are assumed in the PEA to commence when the Project has reached commercial production.

Operating Costs

The Project is projected to produce approximately 125 million pounds of payable copper per year at an estimated average C1 cash operating cost of $0.62/lb Cu over the estimated 12-year mine life. These estimated cash costs are net of zinc, lead, gold and silver byproducts and include onsite operating costs, transport, road tolling, smelting and refining charges and royalties. Maintenance parts and repairs are estimated based on industry standard factors for these costs. Mining costs are estimated at $3.02 per tonne of material mined, at a strip ratio of 8.39 which equates to $28.40 per tonne of material processed. Details of the estimated operating costs, and other charges, are presented in Tables 7 and 8 below.

Table 7 - Operating costs

Estimated Operating Cost (as indicated)
Mining	$/tonne processed	28.40
Processing	$/tonne processed	19.86
General and Administrative	$/tonne processed	8.92
Plant Services	$/tonne processed	3.48
Road Toll	$/tonne processed	3.27
Total on-site operating costs	$/tonne processed	63.91

Table 8 - Concentrate transportation, treatment and refining charges

Estimated Operating Cost (as indicated)
Concentrate Transportation charges	$/wmt concentrate	147.98
Treatment charges - Copper	$/dmt concentrate	70.00
Treatment charges - Zinc	$/dmt concentrate	260.00
Treatment charges - Lead	$/dmt concentrate	180.00
Refinement charges - Copper	$/lb of payable copper	0.07
Refinement charges - Silver	$/oz of payable silver	0.60
Refinement charges - Gold	$/oz of payable gold	10.00
•	wmt: wet metric tonne dmt: dry metric tonne

Mineral Resource Estimate

The mineral resource estimate, as seen in Table 9 and which formed the basis of the PEA, was completed by Mr. Michael F. O'Brien, M.Sc., Pr.Sci.Nat, FGSSA, FAusIMM, FSAIMM and an independent Qualified Person as set forth by National Instrument 43-101. The overall effective date of this resource estimate is July 30, 2013. The mineral resource estimate prepared by Tetra Tech considers diamond drill holes drilled by different operators during the period 1965 to 2011.  The majority of the drilling has been completed in recent years by NovaCopper and its previous parent company NovaGold Resources Inc. ("NovaGold"). The mineral resource for the Arctic Project is supported by 43 core holes (approximately 13,500 m) drilled by NovaGold and 92 core holes (approximately 17,600 m) drilled by previous owners Kennecott, and/or a Kennecott subsidiary. The geological and assay database have been reviewed and audited by Tetra Tech. Tetra Tech is of the opinion that the current drilling information is sufficiently reliable to interpret with confidence the boundaries for VMS mineralization and that the assay data are sufficiently reliable to support mineral resource estimation.

Leapfrog™ software (version 2.5.1) was used to review and verify the resource estimation domains, prior to being imported into Isatis™ software (version 2012.1) to prepare assay data for geostatistical analysis, variography, block model construction, metal grade estimation and mineral resource tabulation. Mineral Resources were estimated into five massive-sulphide and six semi-massive sulphide lenses, and then combined with waste for an overall grade for the 10x10x5m block. Extreme lead and gold assays were capped prior to compositing. Ordinary Kriging ("OK") and inverse distance to a power of two ("ID2") estimates were run, with OK used for resource reporting and ID2 used for validation. Search parameters were constrained within each mineralized domain and required an optimum number of 15 composites, minimum number of 5 composites, minimum number of 2 drill holes, and maximum search distance range of 200 metres. In general, blocks categorized as Indicated were supported by at least 2 drill holes within a 75 metre search radii, and blocks categorized as Inferred were supported by at least 2 drill holes within a 150 metre search radii.

Differences between the previously reported mineral resource estimate (as reported in the Technical Report dated April 24, 2012) are primarily related to additional drilling, updated geological interpretation, additional specific gravity determinations, and reporting of grades within whole blocks designed to support an open pit mine plan.

Additional information about the resource modeling methodology will be documented in the upcoming 43-101 technical report.

Table 9 - Resource estimate for the Arctic Project (NSR cut off of $35/tonne)

Category	Mt	Cu (%)	Zn (%)	Pb (%)	Au (g/t)	Ag (g/t)	Cu (Mlb)	Zn (Mlb)	Pb (Mlb)	Au (Moz)	Ag (Moz)
Indicated	23.848	3.26	4.45	0.76	0.71	53.2	1,713	2,338	400.9	0.55	40.8
Inferred	3.363	3.22	3.84	0.58	0.59	41.5	239	285	43.2	0.60	4.5

Notes

1.	These resource estimates have been prepared in accordance with NI 43-101 and the CIM Definition Standards. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Inferred resources have a great amount of uncertainty as to their existence and whether they can be mined legally or economically. It cannot be assumed that all or any part of the Inferred resources will ever be upgraded to a higher category. See "Cautionary Notes Reserve and Resource Estimates".
2.	Mineral Resources are contained within an Indicated and Inferred pit design using an assumed copper price of $2.90/lb, zinc price of $0.85/lb, lead price of $0.90/lb, silver price of $22.70/oz, and gold price of $1,300/oz.
3.	Appropriate mining costs, processing costs, metal recoveries and inter ramp pit slope angles were used to generate the pit design.
4.	Mineral Resources have been estimated using a constant NSR cut-off of $35.01/tonne milled The $35.01/tonne milled cutoff is calculated based on a process operating cost of $19.03/t, G&A of $7.22/t and Site Services of $8.76/t. NSR equals payable metal values, based on the metal prices outlined in Note 2 above, less applicable treatment, smelting, refining costs, penalties, concentrate transportation costs, insurance and losses and royalties.
5.	The estimated life of mine strip ratio is 8.39:1.
6.	Rounding as required by reporting guidelines may result in apparent summation differences between tonnes, grade and contained metel content.
7.	Tonnage and grade measurements are in metric units. Contained copper, zinc and lead pounds are reported as imperial pounds, contained silver and gold ounces as troy ounces.

Project Sensitivities

Project cash flow is highly sensitive to changes in the price of copper as indicated in Table 4. The project is also sensitive to variations in capital and operating costs as indicated in Table 10 below. This table shows the effect of increasing or decreasing the capital expenditure and operating expenditure estimates for the project by +/-10%.

Table 10 - Project sensitivity to variations in capital and operating expenditure on a Pre-Tax basis

NPV Pre-Tax ($ million)		Capex Estimate Variance			Opex Estimate Variance
		+10%	Base Case	-10%	+10%	Base Case	-10%
Discount Rates	5%	1,274.8	1,352.9	1,431.0	1,196.9	1,352.9	1,508.9
	Base Case 8%	854.6	927.7	1,000.9	801.0	927.7	1,054.4
	10%	639.9	710.1	780.3	599.0	710.1	821.3

	IRR%	20.9	22.8	24.9	20.9	22.8	24.7

Risks and Opportunities

The PEA noted a number of areas that will require further investigation as the Project advances towards the pre-feasibility and feasibility stages. Specifically, the Project requires further detailed geotechnical and hydrological investigations including work on: pit slopes, tailings dam, road, site facilities and the airstrip.  Additional Acid-Base Accounting (ABA) test work will also be required in order to evaluate the potential for acid rock drainage and metal leaching within the Project area. Other risks include work efficiencies in harsh arctic climatic conditions and the costs associated with mine closure requirements. The Company will also be looking further into the permitting timeline of the Project. All of these areas, which will be investigated in future studies, have the potential to have a material impact on the economics of the Project.

The PEA study also identified a number of opportunities to improve the economics of the Project. Areas of the project that will be investigated to further enhance the Project include:

•	More metallurgical test work to improve copper recoveries;
•	Potential reduction in the capital cost of the AMDIAR based on work being carried out by AIDEA;
•	Investigating the density (specific gravity) of waste material (Company management believes that the specific gravity of the waste material is likely overestimated), which could result in a reduction in the amount of waste material that has to be mined and moved;
•	Enhanced and more efficient mine plan which could include a larger capacity mining fleet for waste material early on in the mine life which could result in a quicker mine ramp up. Stockpiling of low grade material will also be evaluated as a mechanism to enhance project economics;
•	Operating the power plant using natural gas instead of diesel as a source of fuel. AIDEA is currently conducting a feasibility study on building a Liquefied Natural Gas ("LNG") plant on the North Slope of Alaska where there is ample gas available at the well-head. As envisioned by AIDEA, LNG produced on the North Slope would be trucked to Fairbanks for the generation of electricity. Assuming that the AMDIAR is constructed, the Arctic Project could potentially also be a customer for the North Slope LNG plant with site power generation then being fueled by gas;
•	Reduce moisture content of the concentrates trucked to Port McKenzie; and
•	Possible synergies between the Arctic Project and the Bornite Copper Projects and other potential projects within the Company's Upper Kobuk Mineral Projects.

Qualified Persons and NI 43-101 Technical Report

The PEA for the Project summarized here was completed by Tetra Tech (contributors listed in Table 11); and will be incorporated in a National Instrument  43-101 compliant Technical Report which will be available on SEDAR and Edgar within 45 days of this news release.

Table 11 - PEA Contributors

Qualified Person	Scope of Responsibility
John Huang, Ph.D., P.Eng. Tetra Tech	Mineral Processing and Metallurgical Testing and Recovery Methods, Market Studies and Contracts, Processing, Tailings Storage SG&A Operating Costs, Tailings Storage Facility Cost
Michael F. O'Brien, M.Sc., Pr.Sci.Nat, FGSSA, FAusIMM, FSAIMM Tetra Tech	Mineral Resource Estimates
Sabry Abdel Hafez, Ph.D., P.Eng. Tetra Tech	Mining Methods, Mining Operating Cost Estimate, Economic Analysis
Mike Chin, P.Eng. Tetra Tech	Infrastructure
Graham Wilkins, P.Eng. EBA	Infrastructure
Jack Willms, P.Eng. Tetra Tech	Infrastructure
Hassan Ghaffari, P.Eng. Tetra Tech	Infrastructure, Water Treatment, Construction Camp Accommodation, Communications
Marvin Silva, Ph.D., P.Eng. Tetra Tech	Tailings Storage Facility
Jack DiMarchi, CPG Tetra Tech	Environmental Studies, Permitting, and Social or Community Impact
Harvey Wayne Stoyko, P.Eng. Tetra Tech	Capital Cost Estimate

The PEA is preliminary in nature and includes the use of Inferred Resources, which are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as Mineral Reserves. Mineral Resources do not have demonstrated economic viability and future in-fill drilling and scoping, pre-feasibility and feasibility studies will determine what percentage of the inferred resource can be placed into the mineable category. Thus, there is no certainty that the production profile concluded in the PEA will be realized. Actual results may vary, perhaps materially. The Company is not aware of any environmental, permitting, legal, title, taxation, socio-political, marketing or other issue which may materially affect this estimate of mineral resources. The projections, forecasts and estimates presented in the PEA constitute forward-looking statements and readers are urged not to place undue reliance on such forward-looking statements. Additional cautionary and forward-looking statement information is detailed at the end of this press release.

Qualified Person

Erin Workman, Director of Technical Services for NovaCopper Inc., is a Qualified Person as defined by National Instrument 43-101.  Ms. Workman has reviewed the technical information in this news release and approves the disclosure contained herein. Sabry Abdel Hafez, Ph.D., P.Eng. Jianhui Huang, Ph.D., P.Eng., Michael F. O'Brien, M.Sc., Pr.Sci.Nat, FGSSA, FAusIMM, FSAIMM, Hassan Ghaffari, M.Sc., P.Eng., and H. Wayne Stoyko, P.Eng. of Tetra Tech, have also reviewed the technical information in this news release and approve the disclosure contained herein as Qualified Persons as defined by National Instrument 43-101.

About NovaCopper

NovaCopper Inc. is a base metals exploration company focused on exploring and developing the Ambler mining district in Alaska.  It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within NovaCopper's land package that spans approximately 143,000 hectares. NovaCopper has an agreement with NANA Regional Corporation, Inc. (NANA), an Alaskan Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with the local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

Conference Call

Call-in details for the conference call to be held on July 30, 2013 at 8:00am (Pacific Time) or 11:00am (Eastern Time) are:

North American toll-free: 1-866-212-4491
Standard International Dial-in: 1-416-800-1066

Listeners can also access the live webcast of the conference call at
http://pragmatic.adobeconnect.com/arctic-pea/

A replay of this conference call will be available from Tuesday, July 30 until Friday, August 30 and will be posted on NovaCopper's website at www.novacopper.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, without limitation, statements relating to the future operating or financial performance of NovaCopper and the Project, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. These forward-looking statements may include statements regarding perceived merit of properties; exploration results and budgets; mineral reserves and resource estimates; work programs; capital or operating expenditures; timelines; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaCopper's expectations include the uncertainties involving the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for cooperation of government agencies and native groups in the development and operation of properties; the need to obtain permits and governmental approvals; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risk and uncertainties disclosed in NovaCopper Inc.'s Annual Report on Form 10-K dated February 12, 2013, filed with the Canadian securities regulatory authorities, the United States Securities and Exchange Commission and in other NovaCopper reports and documents filed with applicable securities regulatory authorities from time to time. NovaCopper's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NovaCopper assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

Cautionary Note to United States Investors

This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101") and the Canadian Institute of Mining, Metallurgy, and Petroleum Definition Standards on Mineral Resources and Mineral Reserves. NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission ("SEC"), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource" does not equate to the term "reserves". Under U.S. standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources", "indicated mineral resources" or "inferred mineral resources" or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves" by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. U.S. investors should also understand that "inferred mineral resources" have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an "inferred mineral resource" will ever be upgraded to a higher category. Under Canadian rules, estimated "inferred mineral resources" may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an "inferred mineral resource" exists or is economically or legally mineable. Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves" are also not the same as those of the SEC, and reserves reported by the Company in compliance with NI 43-101 may not qualify as "reserves" under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

SOURCE: NovaCopper Inc.

%CIK: 0001543418

For further information:

NovaCopper Contact:

Patrick Donnelly
Vice President, Corporate Communications
patrick.donnelly@novacopper.com

604-638-8088 or 1-855-638-8088

CO: NovaCopper Inc.

CNW 07:00e 30-JUL-13